Exhibit 10.3
SEVERANCE AGREEMENT
THIS SEVERANCE AGREEMENT (the “Agreement”) is made and entered into on June 25, 2015, between TREDEGAR CORPORATION, a Virginia corporation (the “Company”) and D. ANDREW EDWARDS (the “Executive”). Certain capitalized terms used in this Agreement are defined in Section 4.
WHEREAS, the Company wishes to provide the Executive assurances regarding the severance that will be payable to the Executive in the event that, during the Term (as defined below), the Executive’s employment with the Company is terminated without Cause or on account of the Executive’s resignation with Good Reason, subject to the terms and conditions set forth in this Agreement; and
WHEREAS, the Company is willing to provide such assurances only in accordance with the terms and conditions of this Agreement and most especially in exchange for the Executive’s covenants and promises set forth in Section 3.
NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth in this Agreement and the compensation and benefits the Company agrees herein to pay the Executive and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive agree as follows:
1.Term of Agreement. The effective date of this Agreement is the date that the Executive commences employment with the Company (the “Effective Date”). The term of this Agreement begins on the Effective Date and ends on the first anniversary of the date that the Company appoints a non-interim Chief Executive Officer of the Company (the “Term”).
2.    Severance Benefits.
2.01    Eligibility for Benefits. The Executive shall be entitled to receive the benefits described in Sections 2.02 and 2.03 (the “Severance Benefits”) if, during the Term, (i) the Company terminates the Executive’s employment with the Company without Cause, or (ii) the Executive resigns from the employment of the Company with Good Reason.
2.02    Severance Pay. If the requirements of Section 2.01 are satisfied, the Company shall pay the Executive an amount (the “Severance Pay”) equal to the sum of (i) one and a half (1.5) times the Executive’s Base Salary, plus (ii) any accrued and unused vacation. The Severance Pay shall be paid in a single cash payment, less applicable taxes. Subject to Section 6, the Severance Pay shall be paid within two (2) business days after the date that the release required under Section 2.05 becomes binding and irrevocable. Notwithstanding the foregoing, if the sixty (60) day period set forth in Section 2.05 spans two (2) calendar years, payment will be made within two (2) business days after the later of (A) the date set forth in the preceding sentence or (B) the first day of the second such calendar year.

2.03    Stock Awards. If the requirements of Section 2.01 are satisfied, all of the 4,825 shares of restricted stock (the “Initial Restricted Stock Award”) granted to the Executive in connection with the commencement of his employment with the Company on the Effective Date under the Company’s 2004 Equity Incentive Plan that are outstanding as of the date the Executive’s employment with the Company terminates (the “Termination Date”) shall become vested and transferable as of the Termination Date. Except for the Initial Restricted Stock Award, no other equity granted to Executive (whether now or in the future) shall become vested and transferable as a Severance Benefit under this Agreement.
2.04    Other Benefits. Except as specifically provided in this Section 2, the Executive’s right to receive benefits under other plans, programs and arrangements maintained by the Company or an Affiliate shall be governed by the terms of such other plans, programs and arrangements that are applicable to terminated participants.
2.05    Release. Notwithstanding any other provision of this Section 2, no Severance Benefits will be paid to the Executive unless the Executive has signed a release and waiver of claims, acceptable to the Company in substantially the same form as set forth in Exhibit I hereto (the “Release”), and the Release has become binding and irrevocable, no later than sixty (60) days after the Termination Date, which Release shall be provided to the Executive by the Company no later than the Executive’s Termination Date.
2.06    Forfeiture of Severance Benefits. The Executive shall forfeit the right to receive the Severance Benefits if the Executive breaches any of the covenants set forth in Section 3. If the Executive breaches any of the covenants set forth in Section 3, the Executive shall be liable to the Company for the repayment of any Severance Benefits previously paid to the Executive.
3.    Executive’s Covenants. In consideration of the Company’s agreement to pay the benefits in accordance with Section 2 and in recognition of the services that the Executive provides to the Company and its Affiliates that are conducting, or intend to conduct, business in worldwide markets, the Executive agrees to the covenants set forth in this Section 3.
3.01    Non-Competition Covenant. During the Executive’s employment with the Company or an Affiliate and for a period of two (2) years following the Termination Date (the “Restriction Period”), the Executive will not, either as a principal, agent, employee, employer, consultant, co-partner or otherwise, or in any other individual or representative capacity, directly or indirectly, render any services for a Competitor that are substantially similar to those the Executive rendered for the Company or an Affiliate.
3.02    Non-Solicitation of Customers. During the Restriction Period, the Executive will not, either as a principal, agent, employee, employer, consultant, co-partner or otherwise, or in any other individual or representative capacity, directly or indirectly, divert or solicit or attempt to divert or solicit, in whole or in part, any Customer with whom the Executive had Material Contact, or do business with any Customer with whom the Executive had Material Contact, for the purpose of providing products that are the same or substantially the same as, or in competition with, products provided by the Company or any Affiliate as of the Termination Date.

3.03    Non-Recruitment Covenant. During the Executive’s employment with the Company or an Affiliate and for a period of one (1) year following the Termination Date, the Executive will not, either as a principal, agent, employee, employer, consultant, co-partner or otherwise, or in any other individual or representative capacity, directly or indirectly, offer employment to or hire any employee of the Company or any Affiliate who was employed by the Company or any Affiliate at the Termination Date or within six (6) months prior to the Termination Date, or solicit, or cause to be solicited or recruited, any such employee of the Company or any Affiliate for the purpose of having such employee terminate his or her employment with the Company or any Affiliate.
3.04    Secrecy Agreement. The Executive has entered into the Employee Agreement Relating to Trade Secrets, Inventions and Proprietary and Confidential Information (the “Secrecy Agreement”). The Executive reaffirms the Executive’s obligations under the Secrecy Agreement and agrees to comply with the Secrecy Agreement (and any successor written agreement relating to such matters that the Executive may execute in the future).
3.05    Executive’s Acknowledgements. The Company conducts and intends to continue to conduct its business and the business of its Affiliates in worldwide markets, including but not limited to: the United States, Brazil, Europe, China, India and other foreign countries, regions, and territories. The Executive acknowledges that such global markets are highly competitive and that there are limited numbers of customers for the products of the Company and its Affiliates with whom developing relationships is difficult. The Executive agrees that the employment restrictions set forth herein are fair and reasonable in time, function, customer base and geography and are no greater than necessary to protect the legitimate business interests of the Company and its Affiliates.
3.06    Reporting Obligation. The Executive agrees that during the Restriction Period the Executive will disclose to the Company any employment obtained by the Executive. Such disclosure shall be made within two (2) weeks of the Executive obtaining such employment. The Company shall maintain the confidentiality of such disclosure until the date that the Executive’s new employment is in the public domain; provided, however, that the Executive expressly consents to and authorizes the Company to disclose to any of the Executive’s subsequent employers and prospective employers both the existence and terms of this Agreement, to take any steps the Company deems necessary to enforce this Agreement and to make such disclosures, if any, that are required by law.
3.07    Company Remedies. In the event that the Executive fails to abide by the employment and other restrictions herein, the Company shall have the right to:
(a)    forego payment to the Executive of any unpaid and unearned discretionary compensation and revoke any form of compensation that has not been definitively granted or earned;
(b)    seek legal remedies including, but not limited to, recovery from the Executive of damages, lost profits, amounts previously paid under Sections 2.02 and 2.03 and reasonable attorneys’ fees incurred in the enforcement of the Executive’s promises herein; provided, however, that to the extent the Company does not prevail on such actions, the Company shall reimburse the Executive for all costs and reasonable attorneys’ fees incurred by the Executive for defending himself in such actions; and/or
(c)    obtain a temporary restraining order without further notice to the Executive and/or a preliminary injunction or other equitable relief to prevent such breach or threatened breach.
3.08    No Waiver, etc. The Company’s remedies for breach of this Agreement shall be cumulative, and the pursuit of one remedy shall not be deemed to exclude other remedies. No delay or omission by the Company or the Executive in exercising any right, remedy or power hereunder existing in law or equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by either of the parties from time to time and as often as may be deemed expedient or necessary by each party in that party’s sole discretion. The Executive further agrees that no breach of this Agreement or any other agreement by the Company other than the Company’s failure to satisfy its obligation under Section 2.02 shall constitute a defense to the Company’s enforcement of Sections 3.01, 3.02 and 3.03 of this Agreement in accordance with the terms set forth therein.
3.09    Interpretation of Covenants. It is the desire and intent of the parties hereto that the provisions of this Agreement shall be enforced to the fullest extent legally permissible. Accordingly, if any particular provision of this Agreement shall be adjudicated to be invalid or unenforceable, the court may modify or sever such provision and such modification or deletion shall apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made. In addition, if any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be constructed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear. The remaining provisions of this Agreement shall remain in full force and effect.
4.    Definitions. As used in this Agreement, certain terms have the definitions set forth below.
4.01    Affiliate. “Affiliate” means any trade or business, whether or not incorporated, which together with the Company is treated as a single employer under Code section 414(b) or is deemed to be under common control under Code section 414(c).
4.02    Base Salary. “Base Salary” means the Executive’s annual rate of base salary as in effect on the Termination Date; provided, however, that if the Executive resigns from the employment of the Company for Good Reason and the basis for the resignation is, or includes, a material reduction in the Executive’s annual rate of base salary, then “Base Salary” means the Executive’s annual rate of base salary as in effect prior to such reduction.
4.03    Board. “Board” means the Board of Directors of the Company.

4.04    Cause. “Cause” means (i) the Executive’s willful conduct that is demonstrably and materially injurious to the Company or an Affiliate, monetarily or otherwise; (ii) the Executive’s breach of a covenant set forth in Section 3; (iii) the Executive’s breach of the Executive’s fiduciary duties to the Company or an Affiliate that is demonstrably and materially injurious to the Company or an Affiliate, monetarily or otherwise; (iv) the Executive’s conviction of any crime (or entering a plea of guilty or nolo contendere to any crime) constituting a felony; (v) the Executive’s entering into an agreement or consent decree or being the subject of any regulatory order that in any of such cases prohibits the Executive from serving as an officer or director of a company that has publicly traded securities; or (vi) willful and continuous nonperformance, lack of performance of or refusal to perform a reasonable order, policy or rule of the Board or the Company involving a material issue concerning the Company after written notice delivered to the Executive describing with specificity the elements of the nonperformance, lack of performance or refusal to perform and the relevant order, policy or rule, and the failure of the Executive to have cured such nonperformance, lack of performance or refusal to perform within thirty (30) days following receipt of such written notice. A termination of the Executive shall not be for “Cause” unless the decision to terminate the Executive is set forth in a resolution of the Board to that effect and which specifies the particulars thereof and that is approved by a majority of the members of the Board (exclusive of the Executive if the Executive is a member of the Board) adopted at a meeting called and held for such purpose (after reasonable notice to the Executive and an opportunity for the Executive to be heard before the Board). No act or failure to act by the Executive will be deemed “willful” if it was done or omitted to be done by the Executive in good faith or with a reasonable belief on the part of the Executive that the action or omission was in the best interest of the Company or an Affiliate. Any act or failure to act by the Executive based upon authority given pursuant to a resolution duly adopted by the Board or based on the advice of counsel to the Company shall be conclusively presumed to be done or omitted to be done by the Executive in good faith and in the best interest of the Company and its Affiliates.
4.05    Code. “Code” means the Internal Revenue Code of 1986, as amended. Any reference to a particular section of the Code includes any successor provision to that particular Code section.
4.06    Competitor. “Competitor” means any person, firm, business or other organization or entity that designs, develops, produces, offers for sale or sells products that are in competition with the products of the Company or an Affiliate as designed, developed, produced, offered for sale or sold by the Company or an Affiliate as of the Termination Date.
4.07    Customer. “Customer” means any person or entity to whom or which the Company or an Affiliate provided services or sold products within the two (2) year period preceding the date of reference.
4.08    Good Reason. “Good Reason” means, without the express written consent of the Executive (i) a change in the Executive’s position with the Company or an Affiliate which results in a material diminution of the Executive’s authority, duties or responsibilities; (ii) a material reduction by the Company in the annual rate of the Executive’s base salary, target annual bonus or value of long-term incentive; (iii) a change in the location of the Executive’s principal office to a different place that is more than fifty (50) miles from the Executive’s principal office immediately prior to such change; or (iv) the Company’s material breach of this Agreement. A reduction in the Executive’s annual rate of base salary, target annual bonus or value of long-term incentive shall be material if in the case of base salary, the annual rate of base salary on any date is less than ninety percent (90%) of the Executive’s highest annual rate of base salary as in effect on any date in the preceding thirty-six (36) months; in the case of the target annual bonus, the percentage of annual rate of base salary set as the target annual bonus for the Executive is less than ninety percent (90%) of the highest percentage set as the target annual bonus for the Executive within the preceding thirty-six (36) months; and in the case of the value of the long-term incentive, the present value of the long-term incentive on the date of grant is less than ninety percent (90%) of the highest present value (as of the original date of grant) of the aggregate of long-term incentives granted to the Executive in a calendar year within the preceding thirty-six (36) months; provided, however, that a reduction in the Executive’s long-term incentives shall be disregarded to the extent that the reduction is applied similarly to the Company’s executive group who have historically participated in such awards. Notwithstanding the two preceding sentences, the Executive’s termination of employment for Cause, disability or retirement, shall not constitute Good Reason and items (i) through (iv) above shall be the sole basis for a termination by the Executive for Good Reason. A resignation by the Executive shall not be with “Good Reason” unless the Executive gives the Company written notice specifying the event or condition that the Executive asserts constitutes Good Reason, the notice is given no more than ninety (90) days after the occurrence of the event or initial existence of the condition that the Executive asserts constitutes Good Reason and the Company has failed to remedy or cure the event or condition during the thirty (30) day period after such written notice is given to the Company.
4.09    Material Contact. “Material Contact” means (i) any personal or direct contact the Executive had with any Customer, (ii) the Executive’s supervision of others who had direct or personal contact with any Customer or (iii) the supervision, by a person subject to the Executive’s supervision, of others who had personal contact with any Customer, in each case for the purpose of selling or offering for sale any product or service.
4.10    Net After Tax Receipt. “Net After Tax Receipt” means the Present Value of the total Parachute Payments or the Reduced Amount, as applicable, net of all taxes imposed on the Executive with respect thereto under Code sections 1 and 4999, determined by applying the highest marginal rate under Code section 1 which applied to the Executive’s taxable income for the immediately preceding taxable year.
4.11    Parachute Payment. “Parachute Payment” means a payment (under this Agreement or any other plan, agreement or arrangement) that is described in Code section 280G(b)(2), determined in accordance with Code section 280G and the regulations thereunder.
4.12    Present Value. “Present Value” means the value determined in accordance with Code section 280G(d)(4) and the regulations thereunder.
4.13    Reduced Amount. “Reduced Amount” means the largest amount of Parachute Payments that is less than the total Parachute Payments and that may be paid to the Executive without subjecting the Executive to tax under Code section 4999.

5.    Code Section 280G. Notwithstanding any other provision of this Agreement, if it is determined that benefits or payments payable under this Agreement, taking into account other benefits or payments provided under other plans, agreements or arrangements, constitute Parachute Payments that would subject the Executive to tax under Code section 4999, it must be determined whether the Executive will receive the total Parachute Payments or the Reduced Amount. The Executive will receive the Reduced Amount if the Reduced Amount results in equal or greater Net After Tax Receipts than the Net After Tax Receipts that would result from the Executive receiving the total Parachute Payments.
If it is determined that the total Parachute Payments should be reduced to the Reduced Amount, the Company must promptly notify the Executive of that determination, including a copy of the detailed calculations by an accounting firm or other professional organization qualified to make the calculation that was selected by the Company and acceptable to the Executive (the “Accounting Firm”). The Company shall pay the fees and expenses of the Accounting Firm. All determinations made by the Accounting Firm under this Section 5 are binding upon the Company and the Executive.
It is the intention of the Company and the Executive to reduce the Parachute Payments under this Agreement and any other plan, agreement or arrangement only if the aggregate Net After Tax Receipts to the Executive would thereby be increased. As a result of the uncertainty in the application of Code section 4999 at the time of the initial determination by the Accounting Firm, however, it is possible that amounts will have been paid or distributed to or for the benefit of the Executive which should not have been so paid or distributed (“Overpayment”) or that additional amounts which will not have been paid or distributed to or for the benefit of the Executive should have been so paid or distributed (“Underpayment”), in each case, consistent with the calculation of the Reduced Amount. If the Accounting Firm, based either upon the assertion of a deficiency by the Internal Revenue Service against the Company or the Executive which the Accounting Firm believes has a high probability of success or controlling precedent or other substantial authority, determines that an Overpayment has been made, any such Overpayment must be treated (if permitted by applicable law) for all purposes as a loan ab initio for which the Executive must repay the Company together with interest at the applicable federal rate under Code section 7872(f)(2); provided, however, that no such loan may be deemed to have been made and no amount shall be payable by the Executive to the Company if and to the extent such deemed loan and payment would not either reduce the amount on which the Executive is subject to tax under Code section 4999 or generate a refund of such taxes. If the Accounting Firm, based upon controlling precedent or other substantial authority, determines that an Underpayment has occurred, the Accounting Firm must promptly notify the Company of the amount of the Underpayment and such amount, together with interest at the applicable federal rate under Code section 7872(f)(2), must be paid to the Executive.
If it is determined that the total Parachute Payments should be reduced to the Reduced Amount, then such reduction shall be applied in the following order: (i) payments that are payable in cash that are valued at full value under Treasury Regulation section 1.280G-1, Q&A 24(a) will be reduced (if necessary, to zero), with amounts that are payable last reduced first; (ii) payments due in respect of any equity valued at full value under Treasury Regulation section 1.280G-1, Q&A 24(a) will be reduced next (if necessary, to zero), with amounts that are payable or deliverable last reduced first; (iii) payments that are payable in cash that are valued at less than full value under Treasury Regulation section 1.280G-1, Q&A 24 will be reduced next (if necessary, to zero), with the highest values reduced first (as such values are determined under Treasury Regulation section 1.280G-1, Q&A 24); (iv) payments due in respect of any equity valued at less than full value under Treasury Regulation section 1.280G-1, Q&A 24 will be reduced next (if necessary, to zero), with the highest values reduced first (as such values are determined under Treasury Regulation section 1.280G-1, Q&A 24); and (v) all other non-cash benefits not otherwise described in clauses (ii) or (iv) will be next reduced pro-rata.

6.    Code Section 409A. This Agreement and the amounts payable and other benefits provided under this Agreement are intended to comply with, or otherwise be exempt from, Code section 409A (“Section 409A”). This Agreement shall be administered, interpreted and construed in a manner consistent with Section 409A. The Executive shall not be considered to have terminated employment with the Company and its Affiliates for purposes of any payments under this Agreement which are subject to Section 409A until the Executive would be considered to have incurred a “separation from service” (within the meaning of Section 409A). To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable pursuant to this Agreement or any other arrangement between the Executive and the Company and its Affiliates during the six (6) month period immediately following the Executive’s separation from service shall instead be paid on the first business day after the date that is six (6) months following the Executive’s separation from service (or, if earlier, the Executive’s date of death).
7.    No Employment Rights. Nothing in this Agreement confers on the Executive any right to continuance of employment or service by the Company or an Affiliate. Nothing in this Agreement interferes with the right of the Company or an Affiliate to terminate the Executive’s employment or service at any time for any reason, with or without Cause, subject to the requirements of this Agreement. Nothing in this Agreement restricts the right of the Executive to terminate the Executive’s employment with the Company or an Affiliate at any time, for any reason, with or without Good Reason. If the Executive is elected or appointed to the Board, the Executive agrees that the Executive will promptly resign from membership on the Board if at any time the Board adopts a resolution that requests the Executive’s resignation from the Board.
8.    Governing Law; Venue. The laws of the Commonwealth of Virginia shall govern all matters arising out of or relating to this Agreement including, without limitation, its validity, interpretation, construction and performance but without giving effect to the conflict of laws principles that may require the application of the laws of another jurisdiction. Any party bringing a legal action or proceeding against any other party arising out of or relating to this Agreement may bring the legal action or proceeding in the United States District Court for the Eastern District of Virginia or in any court of the Commonwealth of Virginia sitting in the City of Richmond, Virginia. Each party waives, to the fullest extent permitted by law (i) any objection it may now or later have to the laying of venue of any legal action or proceeding arising out of or relating to this Agreement brought in a court described in the preceding sentence and (ii) any claim that any legal action or proceeding brought in any such court has been brought in an inconvenient forum.

9.    Binding Agreement. This Agreement shall be binding on and inure to the benefit of, and be enforceable by or against the Company and its successors and the Executive (and the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees). If the Executive dies while any amount remains payable to the Executive under this Agreement, all such amounts shall be paid in accordance with the terms of this Agreement to the Executive’s devises, legatee or other designee, of if there is none, to the Executive’s estate.
10.    No Assignment. Except as required by applicable law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation or to execution, attachment, levy or similar process or assignment by operation of law and any attempt to effect any such action shall be null, void and no effect.
11.    Entire Agreement. This Agreement expresses the whole and entire agreement between the parties with reference to the payment of the Severance Benefits and, except for the Secrecy Agreement, supersedes and replaces any prior agreement, understanding or arrangement (whether oral or written) by or between the Company or an Affiliate and the Executive with respect to the Severance Benefits and the Executive’s covenants (other than the Secrecy Agreement).
12.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together constitute on and the same instrument.
13.    Modification of Agreement. No waiver or modification of this Agreement shall be valid unless in writing and duly executed by the party to be charged therewith. No evidence of any waiver or modification shall be offered or received in evidence at any proceeding, arbitration or litigation between the parties unless such waiver or modification is in writing, duly authorized and executed.
14.    Legal Fees. The Company shall pay or reimburse the Executive for any reasonable attorneys’ fees and expenses incurred in enforcing or protecting the Executive’s rights under this Agreement provided the Executive is the substantially prevailing party. The Executive shall be responsible for reimbursing the Company for all reasonable attorneys’ fees and expenses incurred by the Company enforcing or protecting its rights under this Agreement provided the Company is the substantially prevailing party.
15.    Notices. All notices, requests and other communications to any party under this Agreement shall be in writing and shall be given to such party at its address set forth below or such other address as such party may hereafter specify for the purpose of notice to the other party:

If to the Company:	Tredegar Corporation Attn: Corporate Director of Human Resources 1100 Boulders Parkway Richmond, VA 23235

If to the Executive:	Mr. D. Andrew Edwards 12113 Country Hills Court Glen Allen, Virginia 23059
Each notice, request or other communication shall be effective (i) if given by mail, seventy-two hours after such communication is deposited in the mails with first class postage prepaid and addressed as set forth above or (ii) if given by other means, when delivered at the address prescribed by this Section 15.

IN WITNESS WHEREOF, the parties have executed this Agreement.
TREDEGAR CORPORATION
/s/ A. Brent King
Date:     June 25, 2015
D. ANDREW EDWARDS
/s/ D. Andrew Edwards
Date:     June 25, 2015

EXHIBIT I
[FORM OF WAIVER AND RELEASE AGREEMENT]

Exhibit I

WAIVER AND RELEASE AGREEMENT

This Waiver and Release Agreement (this “Agreement”) is made by and between Tredegar Corporation, a Virginia corporation (the “Company”) and D. Andrew Edwards (the “Executive”).

In exchange for the mutual commitments and other consideration contained in this Agreement, the parties agree as follows:

1. The Company and the Executive entered into the Severance Agreement dated as of June 25, 2015 (the “Severance Agreement”). Section 2 of the Severance Agreement provides that the Company will pay valuable severance benefits to the Executive if, during the term of the Severance Agreement, the Executive’s employment with the Company and its Affiliates (as defined in the Severance Agreement) is terminated without Cause (as defined in the Severance Agreement) or the Executive resigns with Good Reason (as defined in the Severance Agreement). As more fully described in the Severance Agreement, those benefits include (a) a cash payment of severance pay in an amount not less than one and a half (1.5) times the Executive’s Base Salary (as defined in the Severance Agreement), (b) any accrued and unused vacation, and (c) accelerated vesting of certain outstanding restricted stock awards. The benefits described in clauses (a) through (c) of this Section (and more fully described in the Severance Agreement) are referred to as the “Severance Benefits.”

2. The Company will pay or provide the Severance Benefits to the Executive in accordance with the terms of the Severance Agreement if, and only if, this Agreement is executed by the parties and becomes binding and irrevocable by the Executive within the time period set forth in Section 2 of the Severance Agreement.

3. The Executive acknowledges that the Severance Benefits are in exchange for the Executive’s promises in this Agreement, the Severance Agreement, and the Secrecy Agreement (as defined in the Severance Agreement), and exceed any amounts to which the Executive would be entitled under any law, regulation, contract or any policy or benefit plan of the Company or an Affiliate. The Executive agrees that except as specifically stated herein, in the Severance Agreement or with respect to any vested payment or benefits under any employee benefit plan of the Company or an Affiliate in which the Executive participates, the Executive is not entitled to any other compensation or benefits of any amount, form or nature from the Company or its Affiliates.

4. The Executive agrees that the Executive will in no way disparage any Released Party (as defined in Section 8 below) to any person or entity, and that at all times the Executive will act in a manner intended and reasonably designed to promote and preserve the goodwill and reputation of each Released Party. The Executive further agrees to reasonably cooperate with and assist the Company and each Affiliate in any legal dispute or regulatory matter in which the Company or an Affiliate may become involved, including providing information, documents, submitting to depositions, and providing testimony, if requested, related to events which predate this Agreement. The Company agrees that it will not disparage the Executive and shall respond to any future request for a job reference by solely providing the Executive’s title and dates of employment with the Company.

5. The Executive reaffirms the Executive’s commitments and obligations under Section 3 of the Severance Agreement. The Executive agrees that the restrictions set forth in Section 3 of the Severance Agreement are fair and reasonable in time, function, customer base and geography and are no greater than necessary to protect the legitimate business interests of the Company and its Affiliates.

6. The Executive reaffirms the Executive’s commitments and obligations under the Secrecy Agreement.

7. The Executive shall forfeit the right to receive the Severance Benefits if the Executive breaches any of the covenants set forth in Section 3 of the Severance Agreement or in the Secrecy Agreement. If the Executive breaches any of the covenants set forth in Section 3 of the Severance Agreement, or in the Secrecy Agreement, the Executive shall be liable to the Company for the repayment of any Severance Benefits previously paid to the Executive.

8. The Executive, on behalf of the Executive and the Executive’s heirs, personal representatives and assigns, forever releases the Released Parties from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, causes of action, rights, costs, losses, debts and expenses of any nature whatsoever, known or unknown, which the Executive and the Executive’s heirs, executors, administrators, successors or assigns ever had, now have or hereafter can, will or may have (either directly, indirectly, derivatively or in any other representative capacity) by reason of any matter, fact or cause whatsoever against the Released Parties: (i) from the beginning of time through the date upon which the Executive signs this Agreement; (ii) arising out of, or relating to, the Executive’s employment with any of the Released Parties; (iii) arising out of, or relating to, the Severance Agreement and/or any other agreement with any of the Released Parties and/or any awards, policies, plans, programs or practices of the Released Parties that may apply to the Executive or in which the Executive may participate, including, but not limited to, any rights under bonus plans or programs of any of the Released Parties and/or any other short-term or long-term equity-based or cash-based incentive plans or programs of the Released Parties; (iv) arising out of, or relating to, the Executive’s termination of employment from any of the Released Parties; and/or (v) arising out of, or relating to, the Executive’s status as an employee, officer or director of any of the Released Parties. This release includes, without limitation, all claims for attorneys’ fees and punitive or consequential damages and all claims arising under any federal, state and local labor, employment and/or anti-discrimination laws including, without limitation, the Age Discrimination in Employment Act and the Older Workers’ Benefit Protection Act; the Employee Retirement Income Security Act; the Americans with Disabilities Act; Title VII of the Civil Rights Act of 1964; the Family and Medical Leave Act; the Civil Rights Act of 1991; the Fair Labor Standards Act; the Equal Pay Act; the Immigration and Reform Control Act; the Uniform Services Employment and Re-Employment Act; the Rehabilitation Act of 1973; any “whistleblower” or retaliation claims (to the extent permitted by applicable law); Executive Order 11246; the Virginia Human Rights Act; the Virginians with Disabilities Act; Virginia’s state genetic testing law; the Virginia Equal Pay law; the Virginia Occupational Safety and Health Act; the Virginia Fraud Against Taxpayers Act; the Virginia Minimum Wage Act; and/or the Virginia Payment of Wage Law. The Executive further agrees to waive any claim for employment with the Company or an Affiliate, and covenants not to seek employment with the Company or an Affiliate in the future. Notwithstanding the preceding sentences of this Section 8, this Agreement shall not prevent the Executive from enforcing any rights that the Executive may have with respect to this Agreement or the payment of the Severance Benefits or with respect to the payment of any vested payments or benefits payable to the Executive as a terminated employee under, and in accordance with, the terms of any “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended). For purposes of this Agreement, the term “Released Parties” means the Company, its Affiliates, the successors and assigns of the Company or an Affiliate, the past, present and future directors, executive committee members, officers, managers, employees, agents and representatives of the Company or an Affiliate and the employee benefit plans (as defined above) of the Company or an Affiliate and the plan administrators, fiduciaries and agents of each such plan, in their individual and representative capacities. The term “Released Party” means each of the foregoing persons or entities. Notwithstanding anything to the contrary contained herein, the parties acknowledge and agree that nothing in this Agreement shall be construed to release any claims or prohibit the exercise of any rights by the Executive that the Executive may not waive or forego as a matter of law. The Executive represents that the Executive has no complaints, charges or lawsuits currently pending against the Released Parties arising out of or relating to the Executive’s employment. The Executive further covenants and agrees that neither the Executive nor the Executive’s heirs, executors, administrators, successors or assigns will be entitled to any personal recovery in any proceeding of any nature whatsoever against the Released Parties arising out of any of the matters released in this Section 8.

9. This Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Virginia but without giving effect to the conflict of laws principles that may require the application of the laws of another jurisdiction. The exclusive venue for the resolution of any disputes relating to this Agreement shall be the United States District Court for the Eastern District of Virginia or any court of the Commonwealth of Virginia sitting in the City of Richmond, Virginia. This Agreement supersedes all prior agreements, representations, discussions, and understandings concerning the subject matter addressed in this Agreement, including but not limited to, all provisions of the Severance Agreement, except that each of Section 3 of the Severance Agreement, and the Secrecy Agreement, shall remain in full force and effect in accordance with its terms. Except for Section 3 of the Severance Agreement, and the Secrecy Agreement, all provisions of the Severance Agreement are hereby terminated.

10. It is understood that this Agreement is not to be construed as an admission of liability or the commission of any unlawful act or beach of contractual obligation by either any Released Party or the Executive. The Executive and the Company agree that they will not attempt to introduce this Agreement or any of its terms as evidence in any legal proceeding, other than a legal proceeding in which one of the parties to this Agreement asserts that the other party has breached the provisions of this Agreement or the Severance Agreement. If any other circumstance should arise in which one of the parties to this Agreement determines that any of the terms of this Agreement are relevant and necessary to a legal proceeding, the party seeking to use this Agreement or any of its terms shall promptly notify the other so that such other party may protect its interests.

11. The Executive acknowledges that (a) the Company has advised the Executive of the Executive’s right to consult with an attorney prior to executing this Agreement, (b) the Executive has carefully read and fully understands all of the provisions of this Agreement, and (c) the Executive is entering into this Agreement, including the releases set forth in Section 8 of this Agreement, knowingly, freely and voluntarily in exchange for good and valuable consideration.

12. The Executive acknowledges that the Executive has [twenty-one (21)]/[forty-five (45)] calendar days to consider this Agreement and any applicable exhibits, although the Executive may sign it sooner. The Executive acknowledges that the Executive has seven (7) calendar days to revoke the terms of this Agreement and any applicable exhibits, and by executing this Agreement confirms the Executive’s acceptance of those terms. Such revocation must be in writing and must be e-mailed to [____________] at [____________]. Notice of such revocation must be received within the seven (7) calendar days referenced above. Provided that the Executive does not revoke this Agreement during the seven (7) calendar day period following the Executive’s execution of this Agreement, this Agreement shall become binding and irrevocable on the eighth (8th) calendar day following the Executive’s execution of this Agreement.

13. If for any reason this Agreement and the release and waiver set forth herein shall not take effect or if this Agreement is revoked by the Executive during the seven (7) calendar day period following the Executive’s execution of this Agreement, the Executive shall have no rights to the Severance Benefits.

14. The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as the Company is required to withhold pursuant to any applicable law, regulation or ruling, as well as authorized or required deductions. Notwithstanding any other provision of this Agreement, the Company shall not be obligated to guarantee any particular tax result for the Executive with respect to any payment provided hereunder, and the Executive shall be responsible for any taxes imposed on the Executive with respect to any such payment.

15. When either party desires or is required to give notice to the other party pursuant to any term of this Agreement, the notice shall be in writing and: (i) delivered personally; or (ii) sent by a nationally recognized overnight delivery service (such as, but no limited to, FedEx), all charges prepaid; or (iii) sent by United States Postal Service certified mail, return receipt requested, postage prepaid. All notices shall be delivered or sent to the address for each party set forth below or such other address as either party notifies the other in accordance with the terms of this Agreement. Notices shall be deemed to have been given upon receipt or refusal to accept by the party to which the notice is delivered or sent.

If to the Company: ___________________________________________.

If to the Executive: At the address currently reflected in the Company’s records.

16. This Agreement may be executed in one or more counterparts, and each counterpart shall, for all purposes, be deemed to be an original, and all such counterparts shall together constitute one and the same instrument. A faxed or .pdf-ed signature shall operate the same as an original signature.

IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement on the dates indicated below.

TREDEGAR CORPORATION	D. ANDREW EDWARDS

By: __________________________________	______________________________________
Name: _______________________________
Title: ________________________________

Dated: _______________________________	Dated: _______________________________